UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Hilton Grand Vacations Inc.

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Important Information

The following communication relates to the proposed acquisition (the “Merger”) of Dakota Holdings, Inc., a Delaware corporation (“Diamond”) by Hilton Grand Vacations, a Delaware corporation (“HGV”), pursuant to the Agreement and Plan of Merger, dated as of March 10, 2021, by and among HGV, Hilton Grand Vacations Borrower LLC, a Delaware limited liability company and a wholly-owned subsidiary of HGV, Diamond and the stockholders of Diamond (the “Merger Agreement”). On April 20, 2021, HGV received a letter addressed to HGV’s board of directors from a stockholder regarding the proposed Merger. In response, on April 30, 2021, HGV’s management will be discussing with such stockholder the matters set forth in the materials included below. A copy of such letter and such discussion materials are filed herewith pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in compliance with Regulation FD.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Exchange Act. Forward-looking statements convey management’s expectations as to HGV’s future, and are based on management’s beliefs, expectations, assumptions and such plans, estimates, projections and other information available to management at the time HGV makes such statements. Forward-looking statements include all statements that are not historical facts, including those related to the proposed Merger and HGV’s revenues, earnings, cash flow and operations, and may be identified by terminology such as the words “outlook,” “believe,” “expect,” “potential,” “goal,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” predicts,” “intends,” “plans,” “estimates,” “anticipates” “future,” “guidance,” “target,” or the negative version of these words or other comparable words.

HGV cautions you that forward-looking statements involve known and unknown risks, uncertainties and other factors, including those that are beyond HGV’s control, that may cause its actual results, performance or achievements to be materially different from the future results. Factors that could cause HGV’s actual results to differ materially from those contemplated by its forward-looking statements include: the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the inability to complete the proposed Merger due to the failure to obtain stockholder approval for the proposed Merger or the failure to satisfy other conditions to completion of the proposed Merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; risks related to disruption of management’s attention from HGV’s ongoing business operations due to the transaction; the effect of the announcement of the proposed Merger on HGV’s relationships, operating results and business generally; the risk that the proposed Merger will not be consummated in a timely manner; exceeding the expected costs of the Merger; the material impact of the COVID-19 pandemic on HGV’s business, operating results, and financial condition; the extent and duration of the impact of the COVID-19 pandemic on global economic conditions; HGV’s ability to meet its liquidity needs; risks related to HGV’s indebtedness; inherent business risks, market trends and competition within the timeshare and hospitality industries; HGV’s ability to successfully source inventory and market, sell and finance VOIs; default rates on HGV’s financing receivables; the reputation of and HGV’s ability to access Hilton brands and programs, including the risk of a breach or termination of HGV’s license agreement with Hilton; compliance with and changes to United States and global laws and regulations, including those related to anti-corruption and privacy; risks related to HGV’s acquisitions, joint ventures, and other partnerships; HGV’s dependence on third-party development activities to secure just-in-time inventory; the performance of our information technology systems and HGV’s ability to maintain data security; regulatory proceedings or litigation; adequacy of HGV’s workforce to meet its business and operation needs; HGV’s ability to attract and retain key executives and employees with skills and capacity to meet its needs; and natural disasters or adverse geo-political conditions. Any one or more of the foregoing factors could adversely impact HGV’s operations, revenue, operating margins, financial condition and/or credit rating.

For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in HGV’s most recent Annual Report on Form 10-K filed with the SEC on March 1, 2021 and its Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2021 and filed with the SEC on April 29, 2021, which may be updated from time to time in HGV’s annual reports, quarterly reports, current reports and other filings HGV makes with the SEC.

HGV’s forward-looking statements speak only as of the date of this communication or as of the date they are made. HGV disclaims any intent or obligation to update any “forward looking statement” made in this communication to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Additional Information about the Proposed Transaction and Where to Find It

This communication may be deemed solicitation material in respect of the proposed Merger. In connection with the proposed Merger transaction, HGV has filed with the SEC a preliminary proxy statement and other documents regarding the proposed Merger, and plans to file with the SEC a definitive proxy statement as well as other documents regarding the proposed Merger. This communication does not constitute a solicitation of any vote or approval. Stockholders are urged to read the preliminary proxy statement, the definitive proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed Merger or incorporated by reference in the proxy statement because they will contain important information about the proposed Merger.

Investors may obtain free of charge the preliminary proxy statement, definitive proxy statement when it becomes available, and other documents filed with the SEC at the SEC’s website at https://www.sec.gov. In addition, the proxy statement and HGV’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnish pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through HGV’s website at https://investors.hgv.com/ as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

The directors, executive officers and certain other members of management and employees of HGV may be deemed “participants” in the solicitation of proxies from stockholders of HGV in favor of the proposed Merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of HGV in connection with the proposed Merger can be found in the preliminary proxy statement and the other relevant documents that will be filed with the SEC. You can find information about HGV’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and in its definitive proxy statement for the 2021 annual meeting of stockholders filed with the SEC on Schedule 14A on March 26, 2021.

Jonathan Litt

Founder & CIO

April 20, 2021

Hilton Grand Vacations Inc.

6355 MetroWest Boulevard, Suite 180

Orlando, Florida 32835

Attn: Board of Directors

Dear Members of the Board of Directors,

As a shareholder of Hilton Grand Vacations Inc. (“HGV”), we are deeply concerned about HGV’s proposed acquisition of Diamond Resorts International, Inc. (“Diamond”) on current terms. In our view, the transaction amounts to a transfer of control of HGV to Apollo Global Management, Inc. (“Apollo”) and HGV’s existing management without payment of an appropriate control premium and without appropriate exploration of potential alternatives.

The proposed acquisition will give Apollo the right to at least two board seats indefinitely (assuming it maintains its equity position above a specified threshold) and, pursuant to standstill and voting obligations, will lock in Apollo’s support for the current board of directors and management. So long as Apollo maintains a significant equity stake in HGV, these obligations will serve to firmly entrench HGV’s board of directors and management, and inhibit the ability of other potential buyers to acquire HGV, harming accountability to stockholders and stockholder value. As a result, the acquisition has the effect of a transfer of control of HGV, yet stockholders are not cashed out and in fact are heavily diluted at a substantial discount to value.

Our analysis indicates that the 34.5 million shares to be issued to Diamond’s shareholders (including Apollo), which would represent over one-third of HGV’s current shares outstanding, will be materially undervalued at the proposed issuance price of $40.55.

1)

The HGV issuance price falls at the low end of the implied per share valuation of the common stock reference range for HGV of $35.75 to $50.75 based on the discounted cash flow analysis of BofA Securities, Inc. More concerning is that HGV is paying 10x EBITDA for Diamond using 2019 EBITDA of $305 million, whereas BofA’s valuation range based on publicly-traded peers for Diamond is 6.5-8.0x, well below the 7.0-9.0x BofA utilized for HGV [i]

2)	HGV chased Diamond from its initial June 2020 offer of $935 million equity value to $1.5 billion and increased Diamond’s ownership of HGV from 22% from 29.7% ii

3)

HGV is trading at a material discount to its closest peer, Marriott Vacations Worldwide Corp. (NYSE: VAC) (“VAC”), based on 2022 EBITDA, whereas HGV historically traded at a comparable multiple to VAC iii

4)

HGV is effectively betting that $125 million in synergies will be achieved without strong support or track record, in our view, while management badly missed their 2018 investor day EBITDA forecasts.iv

HGV does not appear to have appropriately considered alternatives to what effectively is a transfer of control, such as HGV remaining a standalone public company or a sale of the entire company. As recently as October of 2019, affiliates of both Apollo and The Blackstone Group Inc., separately, reportedly expressed an interest in acquiring HGV. On a standalone basis, shares of HGV could be worth approximately $55 per share, or 30% higher than the current share price by applying VAC’s current EBITDA multiple of 11.2x to HGV management’s 2022 EBITDA forecast disclosed in its proxy statement. The Diamond acquisition further dilutes 1) HGV’s inventory investments that were poised to drive the company’s earnings in the coming years higher and 2) significant

1 LANDMARK SQUARE, STAMFORD, CT 06901 • (203) 987-5830 • JL@LNBCG.COM •LANDANDBUILDINGS.COM

exposure to key leisure markets including Orlando, Las Vegas and Hawaii that are likely to enjoy a strong recovery. As a result, based on our analysis of the price and governance implications of the proposed acquisition, we do not believe that the acquisition is in the best interest of HGV shareholders on current terms.

We trust that you will not take any steps to go definitive prior to our speaking with management on April 30th. Our conversations with other shareholders have indicated that you will have serious issues getting this transaction approved under its current terms. We hope to keep our dialogue private until we speak so that we may find a solution that is in the best interest of all shareholders.

Very truly yours,

/s/ Jonathan Litt

Jonathan Litt

Land & Buildings

[i]	See HGV preliminary proxy statement filed with the SEC on April 15, 2021.
ii	See HGV preliminary proxy statement filed with the SEC on April 15, 2021. Current valuation based on HGV’s April 16, 2021 share price.
iii	See HGV preliminary proxy statement filed with the SEC on April 15, 2021; historical multiples based on Bloomberg data since HGV January 2017 IPO to February 21, 2020.
iv	EBITDA multiples and discounted cash flow valuations disclosed in HGV preliminary proxy statement under Fairness Opinion.

1 LANDMARK SQUARE, STAMFORD, CT 06901 • (203) 987-5830 • JL@LNBCG.COM •LANDANDBUILDINGS.COM

Response to 4.20.21 Land & Buildings Letter April 30, 2021 \\Corp\ml\ibk_nyc\Re\Re\Clients\HGV\2020\05. Diamond Analysis\Activism\Response Deck\Odyssey - Response to L&B Letter v16.pptx | 4/28/2021 | 10:44:08 AM

Forward Looking Statements This slide presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Exchange Act. Forward-looking statements convey management’s expectations as to HGV’s future, and are based on management’s beliefs, expectations, assumptions and such plans, estimates, projections and other information available to management at the time HGV makes such statements. Forward-looking statements include all statements that are not historical facts, including those related to the proposed Merger and HGV’s revenues, earnings, cash flow and operations, and may be identified by terminology such as the words “outlook,” “believe,” “expect,” “potential,” “goal,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” predicts,” “intends,” “plans,” “estimates,” “anticipates” “future,” “guidance,” “target,” or the negative version of these words or other comparable words. HGV cautions you that forward-looking statements involve known and unknown risks, uncertainties and other factors, including those that are beyond HGV’s control, that may cause its actual results, performance or achievements to be materially different from the future results. Factors that could cause HGV’s actual results to differ materially from those contemplated by its forward-looking statements include: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement related to the proposed acquisition of Dakota Holdings, Inc. (the “Merger”); the inability to complete the proposed Merger due to the failure to obtain stockholder approval for the proposed Merger or the failure to satisfy other conditions to completion of the proposed Merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; risks related to disruption of management’s attention from HGV’s ongoing business operations due to the transaction; the effect of the announcement of the proposed Merger on HGV’s relationships, operating results and business generally; the risk that the proposed Merger will not be consummated in a timely manner; exceeding the expected costs of the Merger; the material impact of the COVID-19 pandemic on HGV’s business, operating results, and financial condition; the extent and duration of the impact of the COVID-19 pandemic on global economic conditions; HGV’s ability to meet its liquidity needs; risks related to HGV’s indebtedness; inherent business risks, market trends and competition within the timeshare and hospitality industries; HGV’s ability to successfully source inventory and market, sell and finance VOIs; default rates on HGV’s financing receivables; the reputation of and HGV’s ability to access Hilton brands and programs, including the risk of a breach or termination of HGV’s license agreement with Hilton; compliance with and changes to United States and global laws and regulations, including those related to anti-corruption and privacy; risks related to HGV’s acquisitions, joint ventures, and other partnerships; HGV’s dependence on third-party development activities to secure just-in-time inventory; the performance of our information technology systems and HGV’s ability to maintain data security; regulatory proceedings or litigation; adequacy of HGV’s workforce to meet its business and operation needs; HGV’s ability to attract and retain key executives and employees with skills and capacity to meet its needs; and natural disasters or adverse geo-political conditions. Any one or more of the foregoing factors could adversely impact HGV’s operations, revenue, operating margins, financial condition and/or credit rating. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in HGV’s most recent Annual Report on Form 10-K filed with the SEC on March 1, 2021 and its Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2021 and filed with the SEC on April 29, 2021, which may be updated from time to time in HGV’s annual reports, quarterly reports, current reports and other filings HGV makes with the SEC. HGV’s forward-looking statements speak only as of the date of this communication or as of the date they are made. HGV disclaims any intent or obligation to update any “forward looking statement” made in this communication to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. Additional Information about the Proposed Transaction and Where to Find It This slide presentation may be deemed solicitation material in respect of the proposed Merger. In connection with the proposed Merger transaction, HGV has filed with the SEC a preliminary proxy statement and other documents regarding the proposed Merger, and plans to file with the SEC a definitive proxy statement as well as other documents regarding the proposed Merger. This slide presentation does not constitute a solicitation of any vote or approval. Stockholders are urged to read the preliminary proxy statement, the definitive proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed Merger or incorporated by reference in the proxy statement because they will contain important information about the proposed Merger. Investors may obtain free of charge the preliminary proxy statement, definitive proxy statement when it becomes available, and other documents filed with the SEC at the SEC’s website at https://www.sec.gov. In addition, the proxy statement and HGV’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnish pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through HGV’s website at https://investors.hgv.com/ as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The directors, executive officers and certain other members of management and employees of HGV may be deemed “participants” in the solicitation of proxies from stockholders of HGV in favor of the proposed Merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of HGV in connection with the proposed Merger can be found in the preliminary proxy statement and the other relevant documents that will be filed with the SEC. You can find information about HGV’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and in its definitive proxy statement for the 2021 annual meeting of stockholders filed with the SEC on Schedule 14A on March 26, 2021. \\Corp\ml\ibk_nyc\Re\Re\Clients\HGV\2020\05. Diamond Analysis\Activism\Response Deck\Odyssey - Response to L&B Letter v16.pptx | 4/28/2021 | 10:44:08 AM

The acquisition of Diamond Resorts presents a transformational opportunity 1 Significant value creation from scale benefits of combining the largest independent timeshare company with the strength of Hilton Grand Vacations’ brand and culture 4 Diversifies HGV portfolio, adding additional drive-to destinations and allowing HGV to leverage the Hilton network to penetrate a broader customer segment 3 6 2 Accelerates launch of HGV-branded trust product offering by rebranding Diamond’s properties over time to drive revenue growth in a new customer segment 5 Increases recurring EBITDA streams and drives overall cash flow, with adjusted free cash flow per share accretion in year one1 Ideal timing to capitalize on anticipated leisure travel recovery Generates $125mm+ in run-rate cost synergies expected to be achieved in the first 24 months following close Compelling valuation and deal structure facilitates financial flexibility and deleveraging Source: HGV’s transaction announcement deck released March 10, 2021. 1)Excluding one-time transaction related expenses. \\Corp\ml\ibk_nyc\Re\Re\Clients\HGV\2020\05. Diamond Analysis\Activism\Response Deck\Odyssey - Response to L&B Letter v16.pptx | 4/28/2021 | 10:44:08 AM

Response to 4.20.21 Land & Buildings Letter Source: HGV’s transaction announcement deck released March 10, 2021 and preliminary proxy statement filed April 15, 2021. L&B’s Statement HGV’s Response or Clarification of Facts 1 “In our view, the transaction amounts to a transfer of control of HGV to Apollo Global Management, Inc. (“Apollo”) and HGV’s existing management without payment of an appropriate control premium and without appropriate exploration of potential alternatives.” Control Premium: It is not a transfer of control to Apollo or management. In fact, the deal was specifically structured to limit Apollo’s ability to have undue influence given its shareholder position Apollo agreed to strict standstill provisions that prevents Apollo from acquiring control of HGV (for example, Apollo is not permitted to acquire any additional shares above its ~28% and such cap adjusts downwards as Apollo sells down) Apollo candidates will constitute only 2 of 9 Board seats (~22%), and Apollo will own only ~28% of HGV’s stock. Thus, the Apollo Board candidates and Apollo as a stockholder cannot block a sale or other change of control of HGV Apollo candidates can be elected or rejected by the shareholders at any annual meeting Apollo is being issued common stock in HGV – the exact same stock owned by all other stockholders. Thus, Apollo’s financial incentives are aligned with the stockholders at large HGV has a highly concentrated institutional shareholder base, and it would take only a few of them to outvote Apollo on a matter in which there is shareholder consensus against the Board’s recommendation The senior management of HGV (CEO, CFO, COO) will be the same both before and after the transaction. No executives from Apollo will be appointed to any position at HGV Since there is no COC in the proposed transaction and no change in the majority of the Board or management, L&B’s reference to a COC is wrong and misleading. Apollo’s interests are aligned with shareholders’ Further, the Board retains responsibility for management in the same form and fashion as it does today. Management serves at the behest of the current and future Board. Apollo does not have the ability to determine that, only the majority of the Board can. Finally, the Board remains elected annually by the shareholders – just as before Note that this transaction will only close with the affirmative vote of shareholders Exploration of Potential Alternatives: The Board and management have in the past and will in the future explore all alternatives to maximize value for shareholders. Between late summer 2019 and early spring of 2020, HGV’s Board of directors conducted a strategic process to review all alternatives in response to certain interests expressed by both strategic and financial buyers, and engaged in discussions with such parties and evaluated their interests. Ultimately, the Board concluded that it would be in the best interest of HGV’s stockholders for HGV to remain a standalone company and ceased such review. The cessation of such process overlapped with the start of the global pandemic and its adverse impact on HGV and other businesses, as described in the proxy statement \\Corp\ml\ibk_nyc\Re\Re\Clients\HGV\2020\05. Diamond Analysis\Activism\Response Deck\Odyssey - Response to L&B Letter v16.pptx | 4/28/2021 | 10:44:08 AM

Response to 4.20.21 Land & Buildings Letter Source: HGV’s transaction announcement deck released March 10, 2021 and preliminary proxy statement filed April 15, 2021. L&B’s Statement HGV’s Response or Clarification of Facts 2 “The proposed acquisition will give Apollo the right to at least two board seats indefinitely (assuming it maintains its equity position above a specified threshold) and, pursuant to standstill and voting obligations, will lock in Apollo’s support for the current board of directors and management.” Apollo is an institutional investor with finite life funds. Apollo made its investment in Diamond through Apollo Investment Fund VIII, L.P. in September 2016, a fund that closed on December 31, 2013 The transaction / governance structure actually limits Apollo’s influence Apollo’s right to name two candidates for election to the Board is common or less than market for a stockholder with an ownership stake that is similar in size to Apollo’s stake The two Board seats to Apollo represent ~22% of total Board representation, which is below their ~28% ownership stake The number of Board seats Apollo is entitled to decreases as they sell stock and ownership falls below certain thresholds Apollo does not have the perpetual right to ‘two Board seats’. Instead, HGV merely agreed to appoint to the Board at closing of the deal two candidates named by Apollo, and then nominate those two candidates for re-election by the stockholders at each annual meeting. At the annual meeting, the stockholders do not have to vote for the Apollo candidates, and thus the Apollo candidates could lose re-election The Apollo candidates are subject to the same nomination review and qualifications as all other directors. Finally, it should be noted that Apollo is not on the Board’s nomination committee for directors Apollo’s significant equity stake will actually align them with other HGV shareholders \\Corp\ml\ibk_nyc\Re\Re\Clients\HGV\2020\05. Diamond Analysis\Activism\Response Deck\Odyssey - Response to L&B Letter v16.pptx | 4/28/2021 | 10:44:08 AM

Response to 4.20.21 Land & Buildings Letter Source: HGV’s transaction announcement deck released March 10, 2021 and preliminary proxy statement filed April 15, 2021. L&B’s Statement HGV’s Response or Clarification of Facts 3 “So long as Apollo maintains a significant equity stake in HGV, these obligations will serve to firmly entrench HGV’s board of directors and management, and inhibit the ability of other potential buyers to acquire HGV, harming accountability to stockholders and stockholder value.” L&B’s concerns about Apollo’s directors following the close are entirely inconsistent with Apollo’s track record as a minority investor Apollo’s obligation to vote in favor of the Board approved slate of directors is not an entrenchment device for the incumbent Board – on the contrary, it prevents Apollo from using its ~28% stake to elect additional directors who are beholden to Apollo The Board is free to vote for any deal they feel is appropriate – with or without Apollo Further, Apollo isn’t forced to vote in favor of any transaction that is recommended by the Board. It is free to vote in any way just like any other stockholder Conversely, Apollo is free to vote or tender in any transaction that is not recommended by the Board Six of the seven incumbent directors are independent, and the Board has an average tenure of only four years Further, there is nothing that prevents a third party from making an offer or seeking changes to the Board with ordinary or extraordinary actions, including making an offer to shareholders directly or through the proxy process As noted in response to statement #1, the Board and management have in the past and will in the future explore all alternatives to maximize value for shareholders. Between late summer 2019 and early spring of 2020, HGV’s Board of directors conducted a strategic process to review all alternatives in response to certain interests expressed by both strategic and financial buyers, and engaged in discussions with such parties and evaluated their interests. Ultimately, the Board concluded that it would be in the best interest of HGV’s stockholders for HGV to remain a standalone company and ceased such review. The cessation of such process overlapped with the start of the global pandemic and its adverse impact on HGV and other businesses, as described in the proxy statement \\Corp\ml\ibk_nyc\Re\Re\Clients\HGV\2020\05. Diamond Analysis\Activism\Response Deck\Odyssey - Response to L&B Letter v16.pptx | 4/28/2021 | 10:44:08 AM

Response to 4.20.21 Land & Buildings Letter Source: HGV’s transaction announcement deck released March 10, 2021 and preliminary proxy statement filed April 15, 2021, and Factset as of April 23, 2021. L&B’s Statement HGV’s Response or Clarification of Facts 4 “Our analysis indicates that the 34.5 million shares to be issued to Diamond’s shareholders (including Apollo), which would represent over one third of HGV’s current shares outstanding, will be materially undervalued at the proposed issuance price of $40.55.” Per the proxy, 34.5 million shares represents approximately 28% ownership in the combined company Since announcement on March 10th to April 23rd, the shares have traded in a range of $36.21 to $43.13 5 “The HGV issuance price falls at the low end of the implied per share valuation of the common stock reference range for HGV of $35.75 to $50.75 based on the discounted cash flow analysis of BofA Securities, Inc.” L&B selectively chooses data to make its valuation points L&B has only looked to the DCF valuation range to support this statement, however when looking at all the HGV valuation methodologies as a whole, not just the DCF valuation, the “issuance price” is clearly within those ranges discussed and disclosed in the proxy Selected publicly traded companies analysis resulted in an implied HGV stock price range of $28.00 - $38.50 on 2019A Adj. EBITDA, and $29.25 - $40.00 on 2022E Adj. EBITDA Standalone HGV DCF valuation implied an HGV stock price range of $35.75 – $50.75 Further, HGV has traded up since the March 10th announcement of the transaction, with the stock price increasing to over $43 per share intraday and outpacing the performance of VAC reflecting what we believe represents a positive value expectation resulting from this transaction \\Corp\ml\ibk_nyc\Re\Re\Clients\HGV\2020\05. Diamond Analysis\Activism\Response Deck\Odyssey - Response to L&B Letter v16.pptx | 4/28/2021 | 10:44:08 AM

Response to 4.20.21 Land & Buildings Letter Source: HGV’s transaction announcement deck released March 10, 2021 and preliminary proxy statement filed April 15, 2021, and Factset as of April 23, 2021. From 1/1/2020 to 3/9/2021. From 3/10/2021 to 4/23/2021. L&B’s Statement HGV’s Response or Clarification of Facts 5 Cont’d HGV Underperforms VAC Pre-Announcement HGV VAC 18.0% 45.3% HGV Outperforms VAC Post-Announcement HGV VAC 5.3% (4.3%) \\Corp\ml\ibk_nyc\Re\Re\Clients\HGV\2020\05. Diamond Analysis\Activism\Response Deck\Odyssey - Response to L&B Letter v16.pptx | 4/28/2021 | 10:44:08 AM

Response to 4.20.21 Land & Buildings Letter Source: HGV’s transaction announcement deck released March 10, 2021 and preliminary proxy statement filed April 15, 2021. L&B’s Statement HGV’s Response or Clarification of Facts 6 “More concerning is that HGV is paying 10x EBITDA for Diamond using 2019 EBITDA of $305 million, whereas BofA’s valuation range based on publicly-traded peers for Diamond is 6.5-8.0x, well below the 7.0-9.0x BofA utilized for HGV.” L&B is selectively choosing data, out of context, to manipulate the facts for its narrative The BofA opinion details the valuation of Diamond using multiple valuation methodologies, inclusive of synergies, such as publicly traded peer analysis, precedent transactions and DCF The valuation of HGV also uses multiple methodologies, including publicly traded peer analysis and DCF Further, the opinion looks at the relative ownership implied by the transaction Evaluation of the synergies that result from the transaction is critical to understanding valuation. When adding the value of targeted annual cost synergies of $125mm to Diamond’s 2019 Adj. EBITDA of $305mm, HGV is only paying an implied 7.0x multiple, as disclosed in the March 10th transaction announcement deck 7 “HGV chased Diamond from its initial June 2020 offer of $935 million equity value to $1.5 billion and increased Diamond’s ownership of HGV from 22% to 29.7%.” The original offer was comprised of 22% interest as upfront payment in shares of common stock, plus up to an additional 7% equity in the form of warrants for achieved synergies as described in the proxy statement, for a total of ~29% PF ownership The initial offer was made in June 2020 – this was early in the pandemic during a time of unprecedented uncertainty for the leisure industry. In contrast, the path to a full industry recovery was much clearer when the deal was signed The negotiation process spanned many months, during which there was a significant amount of due diligence performed which provided HGV more insight into the Diamond business, financial performance and the potential for synergies Although the offer value increased during that time, HGV’s valuation also significantly increased due to the market correction that occurred with improved post-COVID market sentiment – provided a stronger currency to pay for the deal, given the all-stock consideration, resulting in the relative ownership offered to Apollo remaining below 30% HGV evaluated every offer that was extended to ensure that it was creating value for shareholders, including the final offer accepted by Apollo as outlined in the proxy which is FCF/share accretive to shareholders in year one, as outlined in the transaction announcement deck \\Corp\ml\ibk_nyc\Re\Re\Clients\HGV\2020\05. Diamond Analysis\Activism\Response Deck\Odyssey - Response to L&B Letter v16.pptx | 4/28/2021 | 10:44:08 AM

Response to 4.20.21 Land & Buildings Letter Source: HGV’s transaction announcement deck released March 10, 2021 and preliminary proxy statement filed April 15, 2021, and Factset as of April 23, 2021. Ownership % includes 22% of upfront payment in common stock valued at $497mm plus the dilutive impact of the $438mm of warrants issued as deferred contingent payment at an implied strike price of $38.78. HGV stock price shown is the closing price as of March 9, 2021, the day prior to announcement. L&B’s Statement HGV’s Response or Clarification of Facts 7 Cont’d \\Corp\ml\ibk_nyc\Re\Re\Clients\HGV\2020\05. Diamond Analysis\Activism\Response Deck\Odyssey - Response to L&B Letter v16.pptx | 4/28/2021 | 10:44:08 AM

Response to 4.20.21 Land & Buildings Letter Source: HGV’s transaction announcement deck released March 10, 2021 and preliminary proxy statement filed April 15, 2021, and Factset as of April 23, 2021. Since January 4, 2017. L&B’s Statement HGV’s Response or Clarification of Facts 8 “HGV is trading at a material discount to its closest peer, Marriott Vacations Worldwide Corp. (NYSE: VAC) (“VAC”), based on 2022 EBITDA, whereas HGV historically traded at a comparable multiple to VAC.” HGV has historically traded at a discount to VAC, as illustrated below based on NTM Adj. EBITDA multiples, however HGV has decreased the discount to VAC since the announcement of the transaction, as noted in response to statement #5 Further, in HGV’s view, HGV is materially smaller and narrower in its inventory and customer base today. The Diamond transaction actually improves HGV’s scale and product offering, making it more comparable to VAC \\Corp\ml\ibk_nyc\Re\Re\Clients\HGV\2020\05. Diamond Analysis\Activism\Response Deck\Odyssey - Response to L&B Letter v16.pptx | 4/28/2021 | 10:44:08 AM

Response to 4.20.21 Land & Buildings Letter Source: HGV’s transaction announcement deck released March 10, 2021 and preliminary proxy statement filed April 15, 2021. L&B’s Statement HGV’s Response or Clarification of Facts 9 “HGV is effectively betting that $125 million in synergies will be achieved without strong support or track record, in our view, while management badly missed their 2018 investor day EBITDA forecasts.” A significant amount of time was spent over several months by all parties identifying and planning to achieve the synergy opportunities Apollo’s willingness to take 100% stock consideration is an implicit vote of confidence in the ability of HGV to achieve the synergies 10 “HGV does not appear to have appropriately considered alternatives to what effectively is a transfer of control, such as HGV remaining a standalone company or a sale of the entire company.” As noted in response to statement #1, the Board and management have in the past and will in the future explore all alternatives to maximize value for shareholders. Between late summer 2019 and early spring of 2020, HGV’s Board of directors conducted a strategic process to review all alternatives in response to certain interests expressed by both strategic and financial buyers, and engaged in discussions with such parties and evaluated their interests. Ultimately, the Board concluded that it would be in the best interest of HGV’s stockholders for HGV to remain a standalone company and ceased such review. The cessation of such process overlapped with the start of the global pandemic and its adverse impact on HGV and other businesses, as described in the proxy statement HGV has and will continue to explore other potential acquisitions, some targets of which have been acquired by key competitors Additionally, the merits of the Diamond transaction were weighed against the status quo Desire to diversify type and pipeline of inventory Diversification into more drive-to-markets vs. destinations Broadening the range of brands to cater to different price points and consumers, just like all hotel companies have been doing, and as other main timeshare companies are trying to achieve As discussed in response to #1, it is not a transfer of control to Apollo or management \\Corp\ml\ibk_nyc\Re\Re\Clients\HGV\2020\05. Diamond Analysis\Activism\Response Deck\Odyssey - Response to L&B Letter v16.pptx | 4/28/2021 | 10:44:08 AM

Response to 4.20.21 Land & Buildings Letter Source: HGV’s transaction announcement deck released March 10, 2021 and preliminary proxy statement filed April 15, 2021. L&B’s Statement HGV’s Response or Clarification of Facts 11 “The Diamond acquisition further dilutes 1) HGV’s inventory investments that were poised to drive the company’s earnings in the coming years higher and 2) significant exposure to key leisure markets including Orlando, Las Vegas and Hawaii that are likely to enjoy a strong recovery.” The transaction is expected to increase cash flow available to shareholders and increase the ability to invest in the future growth, as outlined in the transaction announcement deck FCF / share accretive in year one as highlighted in the transaction announcement deck Acquiring Diamond on the tail end of COVID, when performance is still depressed, allows HGV shareholders to fully benefit from the upside Diamond and HGV will realize with the recovery of travel. Diamond has in fact recovered more quickly than HGV The combined company will have more resorts in key leisure markets, as HGV will be receiving the benefit of recovery at Diamond properties in those markets. Additionally, Diamond’s portfolio provides new market opportunities, more exposure to “stickier” drive-to markets and a large amount of inventory available for sale, all of which increases the durability of and growth opportunities for the overall business. Additional merits of the transaction are also highlighted in response to statement #10, including creation of a new upscale brand, access to inventory and expanding addressable market of customers by offering broader price points \\Corp\ml\ibk_nyc\Re\Re\Clients\HGV\2020\05. Diamond Analysis\Activism\Response Deck\Odyssey - Response to L&B Letter v16.pptx | 4/28/2021 | 10:44:08 AM